                                    March 28, 1997




United Investors Life Insurance Company
2001 Third Avenue South
Birmingham, AL 35233

Gentlemen:

      In my capacity as Vice President and Chief Actuary of United Investors Life Insurance Company, I have provided advice concerning the illustration of death benefits and policy values set forth in Appendix A to the prospectus contained in the Registration Statement for the United Investors Life Variable Account filed on Form S-6 (File No. 33-11465) with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement") regarding the offer and sale of variable life insurance policies (the "Policies").

      It is my professional opinion that the illustration of death benefits and policy values included in Appendix A of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a purchaser of a Policy for female age 35 or male age 55 than to prospective purchasers of Policies at other ages or underwriting classes.

      I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                   Sincerely,



                                   W. Thomas Aycock
                                   Vice President and Chief Actuary



WTA:dk